Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

Appliance Recycling Centers of America (ARCA) Announces Appointment of Glynnis Jones to the Board of Directors

Minneapolis, MN—March 18, 2008—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today announced that Glynnis Jones has been appointed as an independent member of the company’s Board of Directors. She fills a new position on the board and will initially serve until the next election of directors, which will be held at the company’s annual meeting of shareholders.

In addition to being an independent member of the Board of Directors, Ms. Jones will also serve on the audit and compensation committees.

“We are very excited to have Glynnis join the ARCA board and look forward to working with her in the future,” commented Edward R. (Jack) Cameron, President and Chief Executive Officer. “Glynnis’s extensive experience working with public utilities and federal environmental agencies will be extremely valuable as we continue to grow our utility recycling business.”

Ms. Jones brings a wide breadth of experience and talent to the company. She formerly held the position of Vice President of Corporate Planning with ARCA from 1989 to 2003.  In this capacity, she was responsible for developing the company’s environmental policies and representing the company before the California Public Utilities Commission and various state and federal environmental agencies.  Prior to working for ARCA, Ms. Jones was an independent environmental consultant and previously worked for the Metropolitan Council of the Twin Cities, the State of Minnesota and the West Central Regional Development Commission.  She earned a Bachelor of Arts degree from the University of Wisconsin.

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into manufacturers’ normal distribution channels. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2008, ApplianceSmart was operating fifteen factory outlets: five in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success and Ms. Jones’s contribution to the company’s organization. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.

For Additional Information Contact:	Edward R. (Jack) Cameron, CEO or
Peter Hausback, EVP and CFO
(952) 930-9000